Where Food Comes From, Inc. 8-K

Exhibit 99.1

Where Food Comes From (WFCF) Acquires Organic Verification Software Maker Sow Organic – the North American Leader in Certification Software for Organic Certifiers and Producers

WFCF’s SureHarvest Unit Will Manage Integration and Work with Sow Organic to Further Develop Organic Business and Expand SaaS Offering into Other Certification Standards

Transaction Strengthens Technology Portfolio and Provides Opportunities for Substantial New Marketing Partnerships

CASTLE ROCK, Colo., May 17, 2018 (GLOBE NEWSWIRE) -- Where Food Comes From, Inc. (WFCF) (OTCQB:WFCF), the most trusted resource for independent, third-party verification of food production practices in North America, today announced it has acquired privately held software maker Sow Organic, Inc., in a transaction valued at $900,000, including $450,000 in cash and $450,000 in WFCF common stock.

Sow Organic’s software as a service (SaaS) model allows organic certification bodies to automate and accelerate new customer onboarding by converting traditional paper-based processes to digital format, resulting in lower costs, improved workflow management and increased productivity. Sow Organic’s unique design allows certification bodies to digitize any certification scheme. Likewise, the software affords producers and handlers a more efficient way to become certified and to digitally manage their records on an ongoing basis, including completing annual certification requirements fully online.

Under USDA regulations, any food producer that grosses more than $5,000 in organic sales annually must be certified under the National Organic Program (NOP). There are 48 organic certification bodies in the U.S. alone with more in Canada and Mexico. In addition, there are an estimated 25,000 organic producers in the U.S., Canada and Mexico. At present, only a small fraction of the total number of certification bodies and producers use the product so there is substantial upside opportunity.

WFCF’s SureHarvest subsidiary, which offers its own patented SaaS solution in the sustainability space, will oversee the integration of Sow Organic. The two companies will work together to further develop the organic business opportunity and collaborate on a broader rollout of the solution to other certification markets where the tool is equally suited to improve efficiencies and reduce costs in the certification process.

Jeff Dlott, CEO of SureHarvest, said, “We welcome Sow Organic to the team. Our companies share tremendous synergies and a common vision for using technology to improve efficiencies for our customers. We look forward to a smooth integration process and to collaborating on strategies to accelerate development of the organic market and introduce Sow’s SaaS solution to the broader verification and certification market.”

Seth Broadfoot, CEO of Sow Organic, added, “We are excited to be joining Where Food Comes From and working with the SureHarvest team, which pioneered the SaaS concept in the sustainable crop production space. To date, we have been focused strictly on the organic market – helping certification bodies and organic growers and handlers simplify and lower the cost of their NOP certifications. By joining with WFCF and SureHarvest and becoming part of a much larger organization, we’ll now have the resources to help accelerate our penetration of the organic market and unlock the greater potential of our solutions in other certification areas.”

About Where Food Comes From, Inc.

Where Food Comes From, Inc. is America’s trusted resource for third party verification of food production practices. The Company supports more than 15,000 farmers, ranchers, vineyards, wineries, processors, retailers, distributors, trade associations, consumer brands and restaurants with a wide variety of value-added services through its IMI Global, International Certification Services, Validus Verification Services, SureHarvest, A Bee Organic and Sterling Solutions units. In addition, the Company’s Where Food Comes From® retail and restaurant labeling program utilizes the verification of product attributes to connect consumers to the sources of the food they purchase through product labeling and web-based information sharing and education. Visit www.wherefoodcomesfrom.com for additional information.

About Sow Organic

Sow Organic simplifies organic certification. Our software empowers Certification Bodies to flexibly and completely digitize the organic certification process. The software gives organic producers an easy to use online portal for organic record keeping, certification application, certification renewal and transitional certification. Organic Producers can sign up in minutes and connect with a Certification Body of choice. For more information, go to https://www.soworganic.com.

CAUTIONARY STATEMENT

This news release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions. Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings. Specifically, statements in this news release about industry leadership; potential for new customers and partnerships; ability to integrate Sow Organic; expansion of Sow’s products into new markets; ability for Sow to accelerate penetration of organic market; and demand for, and impact and efficacy of, the Company’s products and services on the marketplace, are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition; governmental regulation of the agricultural industry; the market for beef and other commodities; and other factors. Readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update its forward-looking statements to reflect new information or developments. For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders

Chief Executive Officer

303-895-3002

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303-880-9000